Exhibit 10.1

May 4, 2005

Marc Andrews

4 Brooklands House,

Abbeywood

Sunningdale

SL5 9SW

Dear Marc,

This letter sets forth and defines the terms and conditions of your promotion, effective February 1, 2004 (the “Promotion Date”) and your subsequent employment with NetIQ Corporation (the “Company”) and NetIQ Limited (“NetIQ UK”), a wholly owned subsidiary of the Company.

POSITION RESPONSIBILITIES

This acknowledges that as of the Promotion Effective Date, you were promoted to the position of Senior Vice President and General Manager for Security and Systems Management, reporting to the Company’s Chief Executive Officer, Chuck Boesenberg. During the time after the Promotion Effective Date and prior to the Transfer Effective Date, as defined below, you were also responsible for the transition of EMEA sales and operations to a new Vice President and General Manager, EMEA, and were expected to spend substantial time in the UK facilitating that transition.

SALARY AND PREMIUMS

1. Base Salary

Commencing on the Promotion Date and continuing through June 30, 2004, your base salary (“Base Salary”), car allowance and commission remained the same as prior to your promotion. Effective July 1, 2004, your annual Base Salary became US$268,000 (with an annual target incentive bonus of 50% of your Base Salary). Effective November 1, 2004, in connection with the Company’s annual focal review process, your annual Base Salary became US$280,000 (with an annual target incentive bonus of 50% of your Base Salary). You currently are paid twice monthly on the 15th and last day of each month, in accordance with our US payroll cycle.

2. Real Estate Differential

This acknowledges that US$67,000, less applicable tax withholding, has been paid to you by the Company to compensate you for the real estate differential between the UK and US.

3. Relocation Subsistence

In lieu of providing reimbursement for reasonable and actual incidental expenses over and above the main relocation expenses detailed in Section 4 below, the Company has provided you a lump sum payment of US$22,333, less applicable tax withholding.

4. Relocation Expenses

This acknowledges the Company’s agreement to reimburse you for the following reasonable relocation expenses: (a) packing up your home in the United Kingdom, (b) the removal and shipping of household goods, (c) six months of storage of household goods, as necessary, and (d) one way direct air fares for you and your family from the UK to Houston. These expenses are reimbursable up to eighteen months after your Promotion Effective Date. To date, only the one way direct air fares for you and your family have been reimbursed.

5. Accommodation

This acknowledges that the Company has provided you a furnished and serviced apartment (the “Apartment”) through February 28, 2005. Commencing on March 15, 2005, the Company will provide you with a monthly housing allowance of $5,000 per month for a period of 12 months. Commencing March 31, 2005, the monthly allowance will be paid at the end of the month. The last monthly housing allowance will be paid on January 31, 2006. While you occupied the Apartment, the Company paid utilities (excluding telephone), maintenance, government property tax and other related fees.

6. House Hunting Trips

This acknowledges that between January and July 2004, the Company paid for a house hunting trip for your family, including round trip business class direct air fares for your family from the UK to Houston. All other costs were your responsibility.

7. Vehicle

The Company has reimbursed you for local transportation costs (such as car rental) incurred by you in Houston since the Transfer Effective Date and through the date hereof. Prior to the Transfer Effective Date, you submitted expense reports for local transportation costs incurred in Houston. You will be provided with a rental car through March 1, 2005, and thereafter will receive a car allowance of $1,000 per month for a period of 24 months. This allowance is intended to cover all vehicle costs, including insurance, tax, maintenance and other incidental expenses.

8. School Fees

The Company is providing payment of Houston school fees for your two children for the 2004-2005 and the 2005-2006 school years.

TAX POLICY

Your accommodation, subsistence and schooling costs, to which you are entitled pursuant to Sections 3, 5 and 8, are intended to be tax free to you. In the event any compensation by or benefit from the Company to you or for your benefit, provided pursuant to Sections 3, 5 or 8 of this letter agreement, becomes subject to U.S.

federal, state or local tax, you will be paid a lump-sum payment (a “Gross-Up Payment”) in an amount determined by the Company’s outside auditors such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the amount of the U.S. federal, state or local taxes to which you have become subject as a result of the benefits you are receiving under Sections 3, 5 and 8 of this letter agreement.

As of July 20, 2004 (the “Transfer Effective Date”), you became a local hire and became taxed as a US employee. As of and after October 1, 2004, your compensation was paid through the Company’s payroll. Prior to October 1, 2004, your compensation was paid through the NetIQ UK payroll. Although you will not receive any tax equalization generally in connection with your transfer, the Company agrees to make a one time payment to you in the amount of $10,000 on or before August 15, 2005 to assist you in transition to the U.S. tax system. The Company will engage outside service providers to provide assistance to you in preparing your tax returns, to the extent that they are impacted by this assignment. Ernst & Young are the Company’s current outsider providers.

IMMIGRATION

The Company will assist you with maintaining the necessary visa and work permits as required for living and working in the US for the duration of your employment within the US and, as well, will provide assistance to you obtaining a green card (including payment of reasonable legal and filing fees).

PERSONNEL POLICIES & BENEFITS

1. Home Leave

You and your family are eligible for two home leaves per year while you are employed in the US. NetIQ will pay for two round trip economy class tickets for you and your family to the UK. Hotels, meals, taxis and car rentals will not be covered. (Home leave cannot be exchanged for any other location or cash allowance.) Holiday days must be used during the home leave.

2. Other Benefits

You and your family will receive US health benefits. The Company will contribute 8% of your base salary to a pension scheme of your choice to an allowable cap of £11,880, or any other applicable cap.

After the Transfer Effective Date, you will be covered by the US vacation plan. While working at the Company’s Houston facilities, you will observe the work schedule and holidays in accordance with the local laws and customs.

REPATRIATION

If your employment is terminated by the Company for any reason other than your gross misconduct, the Company will pay a repatriation allowance equal to one month of your Base Salary at the time of termination to assist you in your move back to the UK and will additionally pay for the packing, removals and shipping of any personal belongings to a reasonable and customary level. In addition, the Company will provide one-way, economy class airfare for you and your family to travel back to the UK.

TERMINATION WHILE ON ASSIGNMENT

In the event of your involuntary termination while on this assignment for any reason other than gross misconduct, the Company will honor the repatriation agreement described above. In the event of your voluntary termination or resignation, the Company will not pay any repatriation costs and will discontinue any housing, car or other allowances that are being paid at that time.

EMERGENCIES

The Company will provide economy class, round-trip travel to you and your family to the UK in the event of serious illness or death of a member of your immediate family. You are eligible for a paid personal emergency leave up to a maximum of five days but will not be reimbursed for temporary living expenses during the leave.

TERMS AND CONDITIONS OF EMPLOYMENT

As of the Transfer Effective Date, you are a US local hire of the Company and your terms and conditions of employment are subject to the laws of the State of Texas. Prior to the Transfer Effective Date, you were employed by NetIQ Limited and your terms and conditions of employment were governed by English law.

Marc, I hope you will find this assignment to be both challenging and rewarding. Should you have any questions, please feel free to contact me. If you are in agreement with this assignment letter, please sign one copy and return it to me.

Sincerely,

Chuck Boesenberg	Date
Chief Executive Officer
NetIQ Corporation

Agreed:

Marc Andrews	Date